Exhibit 10.83

Execution Version MEMORANDUM OF AGREEMENT Dated:
Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966,1983 and 87.

Knight Ocean Navigation Co., a corporation organised and existing under the laws of the Republic Liberia and having its registered address at 80 Broad Street, Monrovia, the Republic of Liberia, hereinafter called the Sellers, have agreed to sell, and
Hanchen Limited, a corporation organised and existing under the laws of Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, hereinafter called the Buyers, have agreed to buy
Name: Knightship
Classification Society/Class: Bureau Veritas
Built: 2010
By: Hyundai Heavy Industries Co. Ltd.
Flag: Liberia Call Sign: D5MN5 IMO Number: 9507893	Place of Registration: Liberia Grt/Nrt: 93,186/59,500

hereinafter called the "Vessel", on the following terms and conditions:
Definitions
"Banking days" are days on which banks are open in Shanghai, Hong Kong, New York, Germany, Greece and in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 7.
"Bareboat Charter" means the bareboat charterparty dated executed by and between the Sellers as charterer and the Buyers as owner in respect of the Vessel.
"Classification Society" or "Class" means the Society referred to in line 11.
"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax, email or other modern form of written communication.
Each capitalized term used but not otherwise defined herein has the meaning given such term in the Bareboat Charter.
1.          Purchase Price

USD 26,500,000 (Say United States Dollars Twenty Six Million Five Hundred Thousand).
2.          Deposit
~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within banking days from thc date of this. Agreement. This deposit shall be placed with and held by them in a joint account for the Sellers and thc Buyers, to be released in accordance with joint written instructions of the Sellers and thc Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by thc Sellers and the Buyers.~~
3.          Payment
(a)
The Sellers and the Buyers agree that the Upfront Charterhire shall be deducted from the Purchase Price (the full amount of the Purchase Price, after deducting the Upfront Charterhire is hereinafter referred to as the "Balance") and that the Upfront Charterhire, upon the title transfer of the Vessel, shall be deemed to have been paid by the Sellers to the Buyers in accordance with Clauses 38.1.1 and 38.1.2 of the Bareboat Charter upon the deductions to the Purchase Price having been made in accordance with the terms of this Clause 3(a) and thereunder.

(b)
Provided that all conditions precedent as set out in Part 1 of Schedule 2 (Conditions Precedent and Subsequent) of the Bareboat Charter are fully satisfied, the Balance shall be paid in accordance with the provisions of this Clause 3 to the account designated in writing by the Sellers prior to delivery.

(c)
Save for the deductions set out in paragraph (d) below, the Balance shall be remitted (and subsequently released as the case may be) free of bank charges, withholdings, or any other deductions whatsoever. Any applicable bank charges, withholdings (other than any withholdings which are relevant to or a result of any form of obligations of the Sellers) or deductions imposed by the Sellers' or Buyers' bank shall be for the account of the Sellers.

(d)	The Sellers and the Buyers agree that the Deposit shall be deducted from the Balance prior to being paid to the Sellers.
(d)	The Balance will be remitted from the account held by CHINA AVIATION INTERNATIONAL HOLDING CO.,LTD which wholly owns (directly) the Owner and the account details are set out as below:
Bank: DBS BANK (HONG KONG) LIMITED
Account Name: CHINA AVIATION INTERNATIONAL HOLDING CO.,LTD
Account Number: 30014168088
 Swift Code: DBSSHKHH
4.	Inspections

~~a)*~~
~~The Buyers have inspected and accepted the Vessel's clarification records. The Buyers have also inspected thc Vessel at/in on and have accepted thc Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect thc Vessel's clarification records and declare whether same are accepted or not within~~
~~The Sellers shall provide for inspection of thc Vessel at/in~~
~~The Buyers shall undertake thc inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for thc losses thereby incurred.~~
~~Thc Buyers shall inspect thc Vessel without opening up and without cost to the Sellers.~~
~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale become outright and definite, subject only to the terms and conditions of this Agreement, provided thc Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of thc Vessel's classification records and of the Vessel not be received by thc Sellers as aforesaid, the deposit together with interest earned shall be released immediately to thc Buyers, whereafter this Agreement shall be null and void.~~
~~*          4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~
5.	Notices, time and place of delivery
a)
The Vessel will be delivered at sea. The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 3 and 1 days notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every material respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written notice of readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at sea in the Sellers' option.
Expected time of delivery: 29 June 2018
Date of cancelling: 31 July 2018 in the Buyers' option
~~c)~~	~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by thc cancelling date they may notify the~~

~~Buyers in writing stating the date when that the Vessel will be ready for delivery and propose a new cancelling datc. Upon receipt of such notification thc Buyers within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If thc Buyers have not declared their option within 7 running days of receipt of thc Sellers notification or if the Buyers accept the new date, the date proposed in thc Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 108.~~
~~If this agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in clause 5a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under clause 14 for the Vessel not being ready by the original cancelling date.~~
d)
Should the Vessel become an actual, constructive or compromised total loss before delivery, thc deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection
a)**          ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Clarification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Clarification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line arc found broken, damaged or defective so as to affect the Vessel's clan, such defects shall be made good at the Sellers' to the satisfaction of the Classification Society without condition/recommendation*,~~
b)**
(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line arc found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line arc found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their~~
~~expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers arc to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~
~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry  docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~
~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~
~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Clarification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Clarification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~
~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~
by thc Buyers unless the Classification Society requires such survey to bc carried out, in which case thc Scllcrs shall pay these expenses. The Sellers shall also pay the d parts of thc system arc condemned or found defective or broken so as to affect thc Vcmcl's dam*.
~~(iii) the expenses in connection with putting the Vesse1 in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Clarification Society hues condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and-fees.~~
~~(iv) the Buyer's representative shall have the right to be present in the drydock, but  without interering with the work or decisions of the Classification surveyor.~~

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).
Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.
7.          Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. ~~Forwarding charges, if any, shall bc for thc Buyers' account.~~ The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale~~, as well as any additional items (including items on hire)~~:
The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums without extra payment.
8.          Documentation
The place of closing: Shanghai or such other location as may be agreed by Sellers and Buyers
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:
a)	Legal Bill of Sale in two (2) originals in form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly certified and legalized by Apostille by the Special Agent of the Liberia Maritime Authority;
b)
Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel; evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances;

c)	Confirmation of Class issued within 72 hours prior to delivery confirming that the Vessel is in Class free of overdue conditions/recommendations;
~~d)~~	~~Current Certificate issued by thc competent authorities of thc flag state of thc Vessel.~~
~~e)~~
~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vied-xi has been delivered.~~

f)
Original resolution of the board of directors of the Sellers, (i) ratifying and approving the execution of this Agreement and any addendum to this Agreement, (ii) approving the sale of the Vessel to the Buyers for the Purchase Price and (iii) approving any one director or any one attorney to execute on behalf of the Sellers the Bill of Sale, the Protocol of Delivery and Acceptance and all other documents required for the sale of the Vessel and her delivery to the Buyers and to deal with all matters in relation to the completion of the sale and transfer of title of the Vessel to the Buyers; and (iv) (if applicable) approving authorisation of person(s) to execute a Power of Attorney appointing certain persons to execute on behalf of the Sellers the Bill of Sale, the Protocol of Delivery and Acceptance and all other documents required for the sale of the Vessel and her delivery to the Buyers and to deal with all matters in relation to the completion of the sale and transfer of title of the Vessel to the Buyers, duly certified and legalized by Apostille by the Special Agent of the Liberia Maritime Authority.

g)
Original resolution of the shareholder(s) of the Sellers ratifying and approving the resolution of the board of directors of the Sellers, duly certified and legalized by Apostille by the Special Agent of the Marshall Islands in Greece.

h)
If applicable, original Power of Attorney issued pursuant to the resolution of the board of directors of the Sellers, appointing the Sellers' attorneys to execute on behalf of the Sellers the Bill of Sale, the Protocol of Delivery and Acceptance and all other documents required for the sale of the Vessel and her delivery to the Buyers and to deal with all matters in relation to the completion of the sale and transfer of title to the Vessel to the Buyers, duly certified and legalized by Apostille by the Special Agent of the Liberia Maritime Authority.

i)
One (1) original of the Sellers' Letter of Confirmation on "No Black Listed", no other or dual registration, or no pending criminal investigation by any competent authorities for any alleged MARPOL violation or oil pollution in respect of the Vessel;

~~j~~)	All original Continuous Synopsis Record (CSR) (from No. 1 to present number) are to remain on board;
k)	A commercial invoice for the Vessel in two (2) originals; and
1)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel under the flag of Liberia.
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery it shall be deemed that the Sellers hold for the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be deemed the property of the Buyers but held by the Sellers for the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be held by the Sellers for the Buyers. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.
9.          Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
10.          Taxes, etc.
Any taxes, fees and expenses in connection with the purchase of the Vessel and registration under the flag of Liberia and the closing shall be for the Sellers' account.
11.          Condition on delivery
The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the conditions of this contract, she shall be delivered and taken over "as is where she is" at the time of ~~inspection~~, delivery, fair wear and tear excepted. ~~However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her clarification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended with condition / recommendation* by Class or the relevant authorities at the time of delivery. "Inspection"~~

~~in this clause 11, shall mean the Buyer's inspection according to Clause 4a) or 4b), if applicable, or the Buyer's inspection prior to signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~
* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account. The Vessel shall be delivered as she is subject to the terms and conditions of this Agreement.
12.          Name/markings
~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~
13.          Buyers' default
~~Should the Balance no be made as a deposit or paid in accordance with Clause 2, or the Buyers otherwise fail to perform their obligations under this Agreement and such failure is not remedied within ten (10) Banking Days following receipt of a notice of default from the Sellers to the Buyers, the Sellers have the right to cancel this Agreement by written notice, and they shall be entitled to claim compensation for all their losses and expenses incurred, together with interest.~~
14.          Sellers' default
~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and a new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall bc released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.~~
Should the Sellers fail to deliver the Vessel with everything belonging to her in the manner and by the Cancelling Date, or the Sellers otherwise fail to perform their obligations under this Agreement and such failure is not remedied within three (3) days following receipt of a notice of default from the Buyers to the Sellers, then the Buyers shall have the right to cancel this Agreement. In such event the Sellers shall make due compensation to the Buyers for their documented and reasonably incurred loss and for all documented expenses ~~together with interest~~ if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.          Buyers' representatives
After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at on or about These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.
16.          Law and Jurisdiction
a)*
This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and construed in accordance with English law. ~~and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.~~

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.
The law of this arbitration dause shall be Hong Kong law.
The seat of arbitration shall be Hong Kong. Unless otherwise agreed by the parties hereto (collectively, the "Parties" and each, a "Party"), the arbitration tribunal shall consist of three arbitrators and each Party shall appoint an arbitrator and the two arbitrators so appointed shall select a third arbitrator as the presiding arbitrator.
The language of the arbitration shall be English.
The award of the arbitrators shall be final and enforceable and each Party agrees not to contest or seek relief from the award in the courts of any jurisdiction without prejudice to the right of any Party to seek enforcement of any award in the courts of any jurisdiction.

The arbitration tribunal constituted under this Agreement may consolidate two or more arbitrations hereunder if the arbitration proceedings raise common questions of law or fact.
~~b)*~~
~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at subject to the procedures applicable there. The laws of shall govern this Agreement.~~
*	16 a), 16 b) and 16 c) are alternatives: delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.
17.          Counterparts
This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter.

SIGNATURE PAGE

For and on behalf of The Sellers Knight Ocean Navigation Co. /s/ Stavros Gyftadis Name: Stavros Gyftadis Title: Director	For and on behalf of The Buyers Hanchen Limited /s/ Zhou Qi Name: Zhou Qi Title: Director